Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, October 27, 2016	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2016

Dover Downs Gaming & Entertainment, Inc. (NYSE-DDE) today reported results for the three months ended September 30, 2016.

Gaming revenues of $41,295,000 were down 1.7% compared to the third quarter of 2015.  The revenue decrease was primarily attributable to lower slot machine revenue.

Other operating revenues of $5,815,000 were up compared to the third quarter of 2015 from higher food and beverage and rooms revenue.  Occupancy levels in the Dover Downs Hotel were 91.4% for the third quarter of this year.

General and administrative costs were down to $1,228,000 for the third quarter compared to $1,331,000 last year.

Depreciation and interest expense were lower during the quarter from limited capital spending and lower average outstanding borrowings.

Net earnings were $520,000, or $.02 per diluted share compared with $826,000 or $.03 per diluted share for the third quarter of 2015.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “We continue to do our best with what little the State allows us to retain from gaming revenues and, despite these limitations, we continue to enjoy excellent customer service ratings and employee morale.

“We use an outside contractor to measure customer service and our ratings far exceed our competitors.  Our employees play an enormous role in our success in this area, and, despite our current operating environment, we were named a “Top 10 Workplace in Delaware” for the 8th consecutive year.

“With more competition entering the market, we’ll need a restructured gaming revenue sharing formula to allow us to reinvest in our property, and we’ll be resuming our efforts in this regard.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,300 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Gaming (1)	$41,295	$42,012	$119,711	$118,846
Other operating (2)	5,815	5,184	18,340	17,989
	47,110	47,196	138,051	136,835
Expenses:
Gaming	39,015	39,068	113,251	111,704
Other operating	3,895	3,551	12,594	11,957
General and administrative	1,228	1,331	3,851	4,165
Depreciation	1,959	2,030	5,799	6,353
	46,097	45,980	135,495	134,179

Operating earnings	1,013	1,216	2,556	2,656

Interest expense	(214)	(259)	(661)	(937)

Earnings before income taxes	799	957	1,895	1,719

Income tax expense	(279)	(131)	(818)	(614)

Net earnings	$520	$826	$1,077	$1,105

Net earnings per common share:
- Basic	$0.02	$0.03	$0.03	$0.03
- Diluted	$0.02	$0.03	$0.03	$0.03

Weighted average shares outstanding:
- Basic	32,202	32,086	32,201	32,085
- Diluted	32,202	32,086	32,201	32,085

(1)                                 Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations.The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)                                 Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	December 31,
	2016	2015
ASSETS

Current assets:
Cash	$11,264	$10,496
Accounts receivable	2,024	2,926
Due from State of Delaware	8,373	7,952
Inventories	2,150	1,912
Prepaid expenses and other	3,377	2,530
Receivable from Dover Motorsports, Inc.	44	—
Income taxes receivable	125	254
Deferred income taxes	—	1,308
Total current assets	27,357	27,378

Property and equipment, net	142,377	145,425
Other assets	619	672
Deferred income taxes	1,627	482
Total assets	$171,980	$173,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,450	$3,380
Purses due horsemen	8,410	7,473
Accrued liabilities	7,699	8,538
Payable to Dover Motorsports, Inc.	—	44
Deferred revenue	374	408
Revolving line of credit	27,500	31,500
Total current liabilities	48,433	51,343

Liability for pension benefits	7,210	7,606
Total liabilities	55,643	58,949

Stockholders’ equity:
Common stock	1,814	1,799
Class A common stock	1,487	1,487
Additional paid-in capital	5,595	5,424
Retained earnings	111,579	110,502
Accumulated other comprehensive loss	(4,138)	(4,204)
Total stockholders’ equity	116,337	115,008
Total liabilities and stockholders’ equity	$171,980	$173,957

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015

Operating activities:
Net earnings	$1,077	$1,105
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,799	6,353
Amortization of credit facility origination fees	77	85
Stock-based compensation	252	285
Deferred income taxes	54	(571)
Changes in assets and liabilities:
Accounts receivable	902	1,045
Due from State of Delaware	(421)	(1,500)
Inventories	(238)	(152)
Prepaid expenses and other	(820)	(1,269)
Receivable from/payable to Dover Motorsports, Inc.	(88)	11
Income taxes receivable/payable	194	(104)
Accounts payable	788	(674)
Purses due horsemen	937	1,844
Accrued liabilities	(839)	(798)
Deferred revenue	(34)	112
Liability for pension benefits	(294)	(435)
Net cash provided by operating activities	7,346	5,337

Investing activities:
Capital expenditures	(2,469)	(1,118)
Purchase of available-for-sale securities	(47)	(8)
Proceeds from sale of available-for-sale securities	44	5
Net cash used in investing activities	(2,472)	(1,121)

Financing activities:
Borrowings from revolving line of credit	37,880	46,130
Repayments of revolving line of credit	(41,880)	(51,480)
Repurchase of common stock	(66)	(65)
Credit facility fees	(40)	(93)
Net cash used in financing activities	(4,106)	(5,508)

Net increase (decrease) in cash	768	(1,292)
Cash, beginning of period	10,496	10,079
Cash, end of period	$11,264	$8,787